Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-237796) of Galaxy Gaming, Inc. of our report dated March 30, 2021 relating to the consolidated financial statements of Galaxy Gaming, Inc., which report appears in the Form 10-K of Galaxy Gaming for the year ended December 31, 2020 and expresses an unqualified opinion.

/s/ Moss Adams LLP

San Diego, California

March 30, 2021